EXHIBIT 23.8

                        CONSENT OF INDEPENDENT ENGINEERS

      We hereby consent to the references to us and to our report under the captions "Business--Report of Independent Engineers" and "Independent Engineers" in the prospectus included in this Registration Statement on Forms F-4 and S-4 of Amethyst Financial Company Ltd. and Pride International, Inc.



                                          BENNETT & ASSOCIATES, L.L.C.


New Orleans, Louisiana
December 8, 1999